                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1990       1991      1992      1993        1994      6/30/95
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . .  $66,403   $ 72,800   $ 84,177  $ 80,472    $ 75,815    $ 77,768
   Interest on Other Long-term Debt. . . . . . . .   19,637     18,282     17,986    16,846      16,415      16,414
   Interest on Short-term Debt . . . . . . . . . .    1,633      3,089      1,792     1,615       3,366       5,126
   Miscellaneous Interest Charges. . . . . . . . .    1,999      3,011      2,617     2,954       3,913       4,239
   Estimated Interest Element in Lease Rentals . .    5,300      5,700      6,700     7,900       7,700       7,700
        Total Fixed Charges. . . . . . . . . . . .  $94,972   $102,882   $113,272  $109,787    $107,209    $111,247

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $107,988   $140,419   $131,419  $125,132    $102,345    $ 96,228
   Plus Federal Income Taxes . . . . . . . . . . .   41,194     47,227     46,017    51,681      39,599      40,800
   Plus State Income Taxes . . . . . . . . . . . .    5,878      3,650      2,649     8,887       5,910       6,649
   Plus Fixed Charges (as above) . . . . . . . . .   94,972    102,882    113,272   109,787     107,209     111,247
        Total Earnings . . . . . . . . . . . . . . $250,032   $294,178   $293,357  $295,487    $255,063    $254,924

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.63       2.85       2.58      2.69        2.37        2.29